Exhibit 99.1

EASTERLY GOVERNMENT PROPERTIES NAMES MEGHAN BAIVIER AS CHIEF OPERATING OFFICER

WASHINGTON, D.C. – May 13, 2015 – Easterly Government Properties, Inc. (NYSE: DEA) (the “Company” or “Easterly”), a fully integrated real estate investment trust (“REIT”) focused primarily on the acquisition, development and management of Class A commercial properties leased to U.S. Government agencies, today announced that Meghan Baivier has been named Executive Vice President and Chief Operating Officer, effective May 12, 2015. Ms. Baivier will be responsible for overseeing the alignment of the firm’s growth strategy and financial goals with operations, capital markets and finance activities.

“Meghan’s appointment as Executive Vice President and Chief Operating Officer at Easterly Government Properties comes at an exciting time for us, now that we have completed our initial public offering and look to meet the challenges of leading a growing public company in a dynamic sector,” said William C. Trimble III, President and Chief Executive Officer. “Meghan has the experience, skills and industry knowledge necessary to help us continue our growth.”

Prior to joining Easterly Government Properties, Ms. Baivier served as Vice President of Citigroup’s Real Estate and Lodging Investment Banking group. While at Citigroup, she was involved in a wide range of financial advisory and capital markets transactions including more than $15 billion of merger and acquisitions transactions complemented by public equity and debt capital raises in excess of $22 billion. She also was part of the lead underwriting team that advised Easterly on its February 2015 IPO.

Previously in her career, Ms. Baivier was an Equity Research Associate with Chilton Investment Co. She began her career as a High Yield Research Associate with Fidelity Management and Research.

Ms. Baivier received her Masters of Business Administration from Columbia Business School where she was awarded the prestigious Feldberg Fellowship and has a Bachelor of Arts degree from Wellesley College.

“I am pleased and proud to join Easterly Government Properties,” said Ms. Baivier. “Working with Easterly on its IPO has given me a deep understanding of the company and its business, and I look forward to helping Bill and the team execute on the growth strategy and drive value for shareholders.”

About Easterly Government Properties, Inc.

Based in Washington, D.C., Easterly Government Properties, Inc. (NYSE:DEA) focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government. Easterly Government Properties’ experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased through the U.S. General Services Administration (GSA). For further information on the company and its properties, please visit www.easterlyreit.com.

Contact:

Alison M. Bernard

202-971-9867

ir@easterlyreit.com